Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

CHILE MINING TECHNOLOGIES INC.

11% SECURED CONVERTIBLE NOTE

US $_____________	________, 2012

FOR VALUE RECEIVED, Chile Mining Technologies Inc., a Nevada corporation (the “Company”), promises to pay to [__________________] (the “Holder”), the principal sum of ___________________ DOLLARS ($_________) (the “Principal”) in lawful money of the United States of America, with interest payable thereon at the rate of eleven percent (11%) per annum. The principal amount hereof and all accrued but unpaid interest thereon shall be paid in full to the Holder on the five (5) year anniversary of the date of this Note (the “Maturity Date”).

Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in that certain Securities Purchase Agreement, dated of even date herewith (the “SPA”), pursuant to which the Holder is acquiring this Note.

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1.     Series. This Note is one of a series of Notes of the Company in the aggregate principal amount of up to a maximum of Three Million Five Hundred Thousand Dollars ($3,500,000) (collectively, the “Notes”) as described in that certain Confidential Private Placement Memorandum delivered to the Holder in connection with the transactions contemplated by the SPA (the “Memorandum”).

2.     Principal Repayment. The outstanding principal amount of this Note shall be payable on the Maturity Date, unless this Note has been earlier converted or redeemed as described below.

3.     Interest.

(a)     Computation. Interest (the “Interest”) shall accrue on the unpaid principal amount of this Note from the date hereof until such principal amount is repaid in full at the rate of eleven percent (11%) per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31, with the initial payment due on September 30, 2012. For purposes of clarity, the initial interest payment shall consist of accrued interest from the date of issuance of the Note through September 30, 2012. Thereafter, interest payments of accrued interest shall be due and payable as set forth above until the Maturity Date, subject to earlier conversion or redemption of the Note. All computations of the interest rate hereunder shall be made on the basis of a 360-day year of twelve 30-day months. In the event that any interest rate provided for herein shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal of this Note without prepayment premium or penalty.

(b)     Taxes, Charges, and Expenses. The Company, at its own cost, shall report interest income, if any, to the IRS and/or other applicable tax authorities and to the Holder on a Form 1099-INT or other appropriate form in accordance with applicable law. The Company shall bear sole responsibility for any costs or fees in connection with the payment of Interest with respect to this Note, including, but not limited to, wire transfer fees, bank check fees and escrow agent fees.

(c)     Closing Escrow Holdback. Pursuant to the SPA, an amount equal to one (1) year of interest payments on the aggregate outstanding principal of the Notes as of the Closing shall be retained by the Escrow Agent and paid to the Investors and otherwise administered in accordance with the Closing Escrow Agreement until such time as (i) 75% of the of the Notes have been converted into Common Stock, or (ii) the Notes are fully redeemed. Promptly following the occurrence of either (i) or (ii) in the preceding sentence, the Escrow Agent shall release the funds to the Company.

4.     Conversion.

(a)     Generally. Each holder of the Notes shall have the right, exercisable at any time prior to the Maturity Date, to convert all or any portion of the principal amount then outstanding, plus all accrued but unpaid interest thereon, into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a conversion price (the “Conversion Price”) equal to $2.00 per share, subject to adjustment in accordance with Section 4(d) herein (the Common Stock underlying the Notes being referred to herein as the “Shares”).

(b)     Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner: upon any conversion of any portion of the outstanding principal amount of this Note, plus all accrued but unpaid interest thereon: (i) the Holder shall deliver a completed and executed Notice of Conversion attached hereto as Exhibit A and, if such conversion is for the entire outstanding principal amount due under this Note surrender and deliver this Note, duly endorsed, to the Company’s office or such other address which the Company shall designate against delivery of the certificates presenting the Shares to be delivered; (ii) the Company shall, within three (3) Trading Days of receipt of the Notice of Conversion cause the Company’s transfer agent to issue such required number of Shares as set forth in the Conversion Notice. The Holder shall not be required to physically surrender this Note to the Company until the Holder all of the principal amount and accrued and unpaid interest under this Note have been converted into shares of Common Stock or been paid in full, in which case, the Holder shall surrender this Note to the Company for cancellation within three (3) Trading Days of the date the final Notice of Conversion is delivered to the Company. Partial conversions of this Note shall have the effect of lowering the outstanding principal amount due hereunder. The Holder and the Company shall maintain records showing the number of Shares purchased and the date of such purchases. In the event of any dispute or discrepancy, the records of the Company shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, the principal amount due hereunder at any given time may be less than the amount stated on the face hereof.

(c)     Conversion Limitations. The Company shall not effect any conversion of principal or interest under this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(c) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Note. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(c), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the provisions of this Section 4(c) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

(d)     Delivery of Shares.

(i)     The Company shall, upon the written request of the Holder, use its best efforts to deliver, or cause to be delivered, the Shares hereunder electronically through the Depository Trust and Clearing Corporation or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver the Shares electronically through the Depository Trust and Clearing Corporation.

(ii)     To the extent permitted by law, the Company’s obligations to issue and deliver Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Shares.

(iii)     If the Company fails to cause its transfer agent to transmit to the Holder a certificate or the certificates (either physical or electronic) representing the Conversion Shares pursuant to the terms hereof by applicable delivery date, then, the Holder will have the right to rescind such conversion. In addition, if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Shares which the Holder anticipated receiving upon such exercise, then the Company shall pay in cash to the Holder the amount, if any, by which the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds the amount obtained by multiplying (i) the number of Shares that the Company was required to deliver to the Holder in connection with the conversion at issue times (ii) the price at which the sell order giving rise to such purchase obligation was executed. In addition, the Company will, at the option of the Holder, either reinstate the principal and interest under the Note for which the conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

(iv)     Issuance of certificates for Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder. The Company shall bear the cost of any legal opinion, transfer agent fees and related costs in connection with the removal of restricted legend from any certificate representing the Shares. Notwithstanding the foregoing, that in the event certificates for Shares are to be issued in a name other than the name of the Holder, this Note when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

(e)     Company Conversion. If at any time from and after the one year anniversary of the issuance of this Note (i) the volume weighted average price (“VWAP) of the Common Stock equals or exceeds $8.00 over any thirty (30) Trading Day period after such one year anniversary (the “Trigger Price”) (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the Subscription Date) and (ii) the Company meets the Equity Conditions (as defined below), then the Company shall have the right to require the Holder to convert all or any portion of the principal and accrued interest then remaining under this Note into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 4 hereof at the Conversion Price in effect on the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 4(e) by delivering a written notice thereof by facsimile and overnight courier to the Holder (the “Mandatory Conversion Notice” and the date the Holder receives such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable and shall (i) state the Trading Day selected for the Mandatory Conversion in accordance with this Section 4(e), which Trading Day shall be no sooner than five (5) Trading Days nor later than thirty (30) Trading Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the thirty (30) Trading Day period over which the VWAP was calculated, (iii) the portion of the Conversion Amount subject to the Mandatory Conversion pursuant to this Section 4(e)(i) and (iv) the number of shares of Common Stock to be issued to the Holder on the Mandatory Conversion Date (subject to adjustment for any adjustments to the Conversion Price occurring under this Note after the execution of the Mandatory Conversion Notice by the Company). Any portion of this Note converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount subject to the applicable Mandatory Conversion that is required to be converted on the Mandatory Conversion Date. The mechanics of conversion set forth in Section 4(b) shall apply to any Mandatory Conversion as if the Company had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion. For purposes of this note “Equity Conditions” shall mean: (a) the Company shall have paid all amounts owing to the Holder hereunder; (b) either (1) there is an effective registration statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) and there are a sufficient number of shares of Common Stock registered on the effective registration statement to permit the conversion of the then outstanding principal amount of the Note and the exercise of all then outstanding Warrants issued to the holder or (2) all of the shares issuable may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the Holder; (c) the Common Stock is trading on a trading market and all of the shares issuable pursuant to the transaction documents are listed or quoted for trading on such trading market (and the Company believes, in good faith, that trading of the common stock on a trading market will continue uninterrupted for the foreseeable future); (d) there is a sufficient number of authorized shares of Common Stock for the issuance of all of the Shares; (e) there is no existing Event of Default or no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default hereunder; (f) the issuance of the Shares in question would not violate Beneficial Ownership Limitations; (g) there has been no public announcement of a pending or proposed fundamental transaction or change of control transaction that has not been consummated, (h) the holder is not in possession of any information provided by, or on behalf of, the Company or any of its subsidiaries or their respective affiliates that constitutes, or may constitute, material non-public information; and (i) for a period of 20 consecutive Trading Days prior to the applicable date in question, the average daily trading volume for the Common Stock has exceeded 100,000 shares per Trading Day.

(f)     Adjustments to Conversion Price.

(i)     Adjustments for Stock Splits and Combinations and Stock Dividends. If the Company shall at any time or from time to time after the date hereof, effect a stock split or combination of the outstanding Common Stock or pay a stock dividend in shares of Common Stock, then the Conversion Price shall be proportionately adjusted. Any adjustments under this Section 4(c)(i) shall be effective at the close of business on the date the stock split or combination becomes effective or the date of payment of the stock dividend, as applicable.

(ii)     Merger Sale, Reclassification, etc. In case of any (A) consolidation or merger (including a merger in which the Company is the surviving entity), (B) sale or other disposition of all or substantially all of the Company’s assets or distribution of property to shareholders (other than distributions payable out of earnings or retained earnings), or reclassification, change or conversion of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the conversion of this Note) or any similar corporate reorganization on or after the date hereof, then and in each such case the Holder of this Note, upon the conversion hereof at any time thereafter shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion hereof prior to such consolidation, merger, sale or other disposition, reclassification, change, conversion or reorganization, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had converted this Note immediately prior thereto.

(g)     Elimination of Fractional Interests. No fractional shares of Common Stock shall be issued upon conversion of this Note, nor shall the Company be required to pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated and that all issuances of Common Stock shall be rounded up to the nearest whole share.

5.     Redemption. From and after the two (2) year anniversary of the issuance of the Notes, the Company will have the right to redeem all or portion of the Notes at any time prior to the Maturity Date. The Company must provide at least thirty (30) days prior notice to the Holders of a redemption, during which time the holders may convert their Notes. The redemption price will be payable in cash equal to the outstanding principal amount plus any accrued and unpaid interest plus a redemption fee equal to 11% of the principal amount subject to the redemption.

6.     Security. The Note is secured by certain assets of the Company pursuant to the Security Agreement and the Holders are entitled to the benefits therein.

7.     Events of Default. In the event that any of the following (each, an “Event of Default”) shall occur:

(a)     Non-Payment. The Company shall default in the payment of the principal of, or accrued interest on, this Note as and when the same shall become due and payable, whether by acceleration or otherwise; or

(b)     Default in Covenants. The Company shall default in any material manner in the observance or performance of the affirmative or negative covenants or agreements set forth in the SPA or this Note (collectively, the “Transaction Documents”); or

(c)     Breach of Representations and Warranties. The Company materially breaches any representation or warranty contained in the Transaction Documents; or

(d)     Exchange Act or Exchange Requirements. Any termination of registration or suspension of the Company’s reporting obligations under the Exchange Act or suspension from trading on the OTCBB (or any exchange on which the Common Stock is traded or listed for quotation (it being agreed that the delisting of the Common Stock from any national exchange shall not be an Event of Default if the Common Stock is, within ten (10) Business Days of the effective date of such delisting, quoted on the OTCBB)), or the Company’s failure to file reports with the SEC on a timely basis as required by the Exchange Act; or

(e)     Judgments. Any final, non-appealable judgment, decree or order for the payment of money is entered against any of the Company or the Company’s subsidiaries in an amount equal to $250,000 or more and the same remains unsatisfied or unbonded for more than thirty (30) days; or

(f)     Nationalization. The confiscation, expropriation or nationalization by any governmental authority to which the Company or a Subsidiary is subject of any material property or assets of the Company or its Subsidiaries, taken as a whole; or

(g)     Illegality of Notes. Any court of competent jurisdiction issues an order declaring the Notes or any provision thereunder to be illegal; or

(h)     Cross Default. There occurs with respect to any agreement, indenture or instrument under which the Company has Indebtedness of $250,000 or more in the aggregate: (i) a default with respect to any payment obligation thereunder that then entitles the holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity, or (ii) any other default thereunder that entitles, and has caused, the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity; or

(i)     Bankruptcy. The Company shall: (i) admit in writing its inability to pay its debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property; or (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief;

then, and so long as such Event of Default is continuing for a period of two (2) Business Days in the case of non-payment under Section 7(a), a period of five (5) Business Days in the case of a cross-default under Section 7(h), or for a period of thirty (30) calendar days in the case of events under Sections 7(b) through 7(g) (and the event which would constitute such Event of Default, if curable, has not been cured), by written notice to the Company from the Investor Representative, all obligations of the Company under this Note shall be immediately due and payable without presentment, demand, protest or any other action nor obligation of the Holder of any kind, all of which are hereby expressly waived, and Holder may exercise any other remedies the Holder may have at law or in equity. If an Event of Default specified in Section 7(i) above occurs, the principal of, and accrued interest on, all the Notes shall automatically, and without any declaration or other action on the part of any Holder, become immediately due and payable.

8.     Affirmative Covenants of the Company. The Company hereby agrees that, so long as the Note remains outstanding and unpaid, or any other amount is owing to the Holder hereunder, the Company will:

(a)     Corporate Existence and Qualification. Take the necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business requires qualification to do business;

(b)     Books of Account. Keep its books of account in accordance with good accounting practices;

(c)     Insurance. Maintain insurance with responsible and reputable insurance companies or associations, as determined by the Company in its sole but reasonable discretion, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates;

(d)     Compliance with Law. Comply with the charter and bylaws or other organizational or governing documents of the Company, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon the Company or any of its property or to which each of the Company or any of its properties is subject;

(e)     Taxes. Duly pay and discharge all taxes or other claims, which might become a lien upon any of its property except to the extent that any thereof are being in good faith appropriately contested with adequate reserves provided therefore;

(f)     Reservation of Shares. At all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock and issuable upon conversion of this Note to provide for the issuance of all of the Shares. Prior to complete conversion of this Note, the Company shall not reduce the number of shares of Common Stock reserved for issuance hereunder without the written consent of the Holder except for a reduction proportionate to a reverse stock split effected for a business purpose other than affecting the requirements of this Section, which reverse stock split affects all shares of Common Stock equally; and

(g)     Use of Proceeds. Use the proceeds of the Notes for the purposes described in the Memorandum.

(h)     Notice of Known Events of Default. The Company shall furnish to the Investor Representative a notice of any occurrence of an Event of Default, and what action the Company is taking or proposes to take with respect thereto, promptly after such Event of Default becomes known to the Company.

(i)     Further Assurances. The Company shall execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Note and to consummate the transactions contemplated herein.

9.     Negative Covenants of the Company. The Company hereby agrees that, so long as this Note remains outstanding and unpaid it will not, nor will it permit any of its Subsidiaries, without the consent of the Investor Representative, to:

(a)     Indebtedness for Borrowed Money. Except as set forth in the Memorandum, incur, or permit to exist, any Indebtedness (as defined below) for borrowed money in excess of (i) US$10,000,000 during the twelve (12) month period beginning on the date hereof, or (ii) US$15,000,000 during period beginning on the date hereof and ending on the Maturity Date, except in the ordinary course of the Company’s business. For purposes of this Section 9(a), “Indebtedness” shall mean: (i) all obligations of the Company for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Company for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue beyond such period as is commercially reasonable for the Company’s business, (iv) all obligations of the Company under conditional sale or other title retention agreements relating to property purchased by the Company, (v) all payment obligations of the Company with respect to interest rate or currency protection agreements, (vi) all obligations of the Company as an account party under any letter of credit or in respect of bankers’ acceptances, (vii) all obligations of any third party secured by property or assets of such Person (regardless of whether or not the Company is liable for repayment of such obligations), except for obligations to secure Indebtedness incurred within the limitations of this Section 9(a); (viii) all guarantees of the Company and (ix) the redemption price of all redeemable preferred stock of the Company, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Maturity Date;

(b)     Loans; Investments. Lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any Person in excess of US$2,000,000 except: (i) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000; (ii) accounts receivable arising out of sales in the ordinary course of business; and (iii) inter-company loans between and among the Company and its Subsidiaries;

(c)     Redemptions,Dividends and Distributions. Redeem, repurchase or pay dividends or make any other distribution on shares of the capital stock of the Company other than inter-company dividends, and distributions between and among the Company and its Subsidiaries;

(d)     Liens. Create, assume or permit to exist, any lien on any of its property or assets now owned or hereafter acquired except (i) liens in favor of the Holder; (ii) liens granted to secure Indebtedness incurred within the limitations of Section 9(a) hereof; (iii) liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially impair the use thereof in the operation of its business; (iv) liens subordinate to the liens granted to secure this Note (v) liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established in accordance with generally accepted accounting principles; and (vi) purchase money liens granted to secure the unpaid purchase price of any fixed assets purchased within the limitations of Section 9(g) hereof;

(e)     Contingent Liabilities. Assume, endorse, be or become liable for or guarantee the obligations of any Person, contingently or otherwise, excluding however, the endorsement of negotiable instruments for deposit or collection in the ordinary course of business or guarantees of the Company made within the limitations of Section 9(a) hereof;

(f)     Sales of Receivables; Sale - Leasebacks. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company, with or without recourse, except for the purpose of collection in the ordinary course of business; or sell any asset pursuant to an arrangement to thereafter lease such asset from the purchaser thereof;

(g)     Capital Expenditures; Capitalized Leases. Expend in the aggregate for the Company and all its Subsidiaries in excess of US$20,000,000 in any fiscal year for Capital Expenditures (as defined below), including payments made on account of Capitalized Leases (as defined below). For purposes of the foregoing, Capital Expenditures shall include payments made on account of any deferred purchase price or on account of any indebtedness incurred to finance any such purchase price. “Capital Expenditures” shall mean for any period, the aggregate amount of all payments made by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment which, in accordance with generally accepted accounting principles, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable with respect to Capitalized Lease Obligations and interest which are required to be capitalized in accordance with generally accepted accounting principles. “Capitalized Lease” shall mean any lease the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations. “Capitalized Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles and, for purposes of this Note, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles;

(h)     Nature of Business. Materially alter the nature of the Company’s business or otherwise engage in any business other than the business engaged in or proposed to be engaged in on the date of this Note;

(i)     Stock of Subsidiaries. Sell or otherwise dispose of any Subsidiary or permit a Subsidiary to issue any additional shares of its capital stock except pro rata to its stockholders; and

(j)     Accounting Changes. Make, or permit any Subsidiary to make any change in their accounting treatment or financial reporting practices except as required or permitted by generally accepted accounting principles in effect from time to time.

(k)     Merger or Sale.

(i)     The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consolidate or merge with or into another Person (whether or not the Company or such Subsidiary is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole in one or more related transactions, to any other Person, unless (A) either the Company or such Subsidiary is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (B) the Person formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made (1) assumes in writing all the obligations of the Company under the Notes and the other Transaction Documents and (2) causes to be delivered to each Holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Investor Representative, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof, and (C) immediately after such transaction, no default or Event of Default exists.

The foregoing paragraph in this Section 9(k)(i) shall not apply to (x) a merger of the Company with an Affiliate with no material assets, liabilities or operations solely for the purpose of reincorporating the Company in another jurisdiction; or (y) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Subsidiaries; provided, however, that such consolidation or merger shall comply with subclauses (A) and (B) in the foregoing paragraph.

(ii)     Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company or any of its Subsidiaries permitted by Section 9(k)(i) hereof, the successor corporation formed by such consolidation or into or with which the Company or such Subsidiary is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Note referring to the “Company,” or to a “Subsidiary” shall refer instead to the successor corporation and not to the Company or such Subsidiary, as the case may be), may exercise every right and power of the Company or such Subsidiary under this Note with the same effect as if such successor Person had been named as the Company or a Subsidiary herein and shall be bound by every obligation and liability of the Company or such Subsidiary under this Note and the other Transaction Documents, however, that the predecessor Person shall not be relieved from the obligation to pay the principal of and interest on the Notes.

(l)     Transactions with Affiliates. Except for transactions contemplated by the Transaction Documents or as otherwise approved by the Board (including a majority of the independent directors then on the Board) or as disclosed in the SEC Reports or the Memorandum, the Company shall not, and shall cause its Subsidiaries not to enter into any transaction with any director, officer, employee or holder of more than five percent of the outstanding capital stock of any class or series of capital stock of the Company or any Subsidiary, member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than five percent of the outstanding capital stock thereof.

(m)     Amendment of Organization Documents. The Company shall not and shall not permit any Subsidiary to amend, restate, supplement or otherwise modify its or any Subsidiary's governing organizational documents if the effect of such amendment, restatement, supplement, modification or waiver would be adverse to any Holder.

10.     Holder Not Deemed a Stockholder. No Holder, as such, of this Note shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights at law of a stockholder of the Company prior to the issuance to the Holder of the shares of Common Stock which the Holder is then entitled to receive upon the due conversion of this Note.

11.     Mutilated, Destroyed, Lost or Stolen Notes. If this Note or any certificate for Shares issued on conversion of this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note or Share certificate, or in lieu of and in substitution for the destroyed, lost or stolen Note or Share certificate. In the case of a mutilated or defaced Note or Share certificate, the Holder shall surrender such Note or Share certificate to the Company. In the case of any destroyed, lost or stolen Note or Share certificate, the Holder shall furnish to the Company: (i) evidence to its satisfaction of the destruction, loss or theft of such Note or Share certificate and (ii) such security or indemnity (which shall not include the posting of any bond) as may be reasonably required by the Company to hold the Company harmless.

12.     Waiver of Demand, Presentment, etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder. The Company agrees that, in the event of an Event of Default, to reimburse the Holder for all reasonable costs and expenses (including reasonable legal fees of one counsel) incurred in connection with the enforcement and collection of this Note.

13    . Payment. All payments with respect to this Note shall be made in lawful money of the United States of America, at the address of the Holder as of the date hereof or as designated in writing by the Holder from time to time. The receipt by the Holder of immediately available funds shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such payment. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

14.     Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto. To complete an assignment or transfer this Note, the Holder shall deliver a completed and executed Form of Assignment attached hereto as Exhibit B and surrender and deliver this Note, duly endorsed, to the Company’s office or such other address which the Company shall designate, upon receipt of which a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Note that the Holder has in respect of this Note. Interest and principal are payable only to the registered Holder of this Note set forth on the books and records of the Company.

15.     Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investor Representative.

16.     Notices. Whenever the Conversion Price is adjusted pursuant to any provision of Section 4, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If (i) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the records of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert this Note during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if given in accordance with the provisions of Section 9.2 of the SPA.

17.     Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, USA, excluding that body of law relating to conflicts of laws.

18.     Consent to Jurisdiction. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER (INCLUDING THEIR RESPECTIVE AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.     Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

20.     Headings. Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

CHILE MINING TECHNOLOGIES INC.

By: ________________________________
       Name:
       Title:

Exhibit A

CHILE MINING TECHNOLOGIES INC.
NOTE CONVERSION NOTICE

Reference is made to the 11% Secured Convertible Note in the original principal amount of $___________ of Chile Mining Technologies Inc., a Nevada corporation (the “Company”), issued to the undersigned (the “Note”).

In accordance with and pursuant to the terms of the Note, the undersigned hereby elects to convert the entire outstanding principal amount due and owing under the Note, together with all accrued but unpaid interest thereon, into shares of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”), by tendering the original of the Note for cancellation.

Please confirm the following information:

Principal Amount Outstanding under the Note ________________________

Accrued but unpaid interest under the Note: ________________________

Conversion Price: ________________________

Number of Shares to be issued:_________________________

Please issue the Shares into which the Note is being converted in the following name and to the following address:

Issue to: ________________________

Address: ________________________
________________________
________________________

Facsimile Number: ________________________

Authorization: ________________________
By: ________________________
Title: ________________________
Dated: ________________________

EXHIBIT B

FORM OF ASSIGNMENT

TO: CHILE MINING TECHNOLOGIES INC.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ___________________ (name), __________________________________________(address), US$____________ of 11% Secured Convertible Notes (“Notes”) of Chile Mining Technologies Inc. (the “Company”), including any and all accrued and unpaid interest owing thereon, registered in the name of the undersigned on the records of the Company represented by the within certificate, and irrevocably appoints ___________________ the attorney of the undersigned to transfer the said securities on the books or register with full power of substitution.

DATED this ________ day of, __________________, 20 ____.

_______________________________
(Signature of Registered Note Holder)

________________________________
(Print name of Registered Note Holder)

Instructions:

1.	Signature of Holder must be the signature of the person appearing on the face of the Note.

2.

If the transfer of Note is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the certificate must be accompanied by evidence of authority to sign satisfactory to the Company.